Exhibit 10.01

SETTLEMENT AGREEMENT
AND
MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (hereinafter referred to as the “Agreement”), is effective as of May 8, 2012, and is made by and among Anoteros, Inc., a Nevada corporation (“Parent”), Antero Payment Solutions, Inc., a Nevada corporation (“Antero”), and Glenn Geller, Marla Beans, Michael Sinnwell Jr., Tom Smith, Greg Geller, Gaden E. Griffin, the Gaden E. Griffin Family Trust, each individually and as a Shareholders of Parent (hereinafter individually referred to as a “Shareholder” and collectively the “Shareholders”).  Parent, Antero and the Shareholders shall hereinafter collectively be referred to as “the Parties.” This Agreement is made in consideration of the following facts and recitals:

BACKGROUND INFORMATION

A.           Whereas, Antero is a wholly-owned subsidiary of Parent.

B.           Whereas, Antero is the successor in interest to COA Holdings, Inc. (“COA”), as a result of consummation of the merger (the “Merger”) on April 29, 2011, of COA with and into Antero.

C.           Whereas, the Shareholders were the founders, former officers and/or directors of COA.

D.           Whereas, Shareholder are the holders of record of 17,923,839 shares of common stock of Parent as follows:

Shareholder Name	Shares Held	Certificates
Michael Sinnwell Jr.	4,065,201	1547
Glenn Geller	3,695,637	10294
Marla Beans	3,695,637	1979
Tom Smith	2,771,728	1980
Gaden E. Griffin Family Trust	1,847,818	1797
Greg Geller	1,847,818	1719
Total	17,923,839

E.           Whereas, disputes have arisen between Parent, Antero and the Shareholders as to claims the Parent and Antero believe they possess against the Shareholders with regard to amongst other things, the operations of COA and actions of the Shareholders pertaining thereto, prior to the Merger.

G.           Whereas, as a result of negotiations between Parent, Antero and the Shareholders, the Parties have reached a resolution they feel to be fair and equitable, and by this Agreement wish to compromise, resolve, waive and release any and all claims, known or unknown, which exist or may exist between them today, except for any claims that are intended to survive this Agreement as set forth herein, on the terms set forth herein.

AGREEMENT

Now, wherefore, for good and valuable consideration, the Parties hereto agree as follows:

1.           General Release.

1.1           Release by Parent and Antero.  Except as to such rights or claims as may be created by this Agreement or any agreement executed by the Parties pursuant to this Agreement, and subject to and conditioned upon the performance and completion of the undertakings by the Shareholders as set forth in Section 2., below, Parent and Antero hereby discharges and releases the Shareholders and their assigns, agents, representatives, attorneys, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action heretofore or hereafter arising directly or indirectly out of, connected with, or incidental to the prior actions of the Shareholders as former officers, directors, shareholders or employees of Antero, and the Shareholders’ relationship with Parent and Antero, prior to the effective date hereof.

1.2           Release by Shareholders.  Except as to such rights or claims as may be created by this Agreement or any agreement executed by the Parties pursuant to this Agreement, and subject to and conditioned upon the Release by Parent and Antero contain herein, each Shareholder for him or herself, hereby discharges and releases Parent and Antero, and its current and former officers, directors, employees, shareholders, note holders, attorneys, assigns, agents, representatives, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action heretofore or hereafter arising directly or indirectly out of, connected with, or incidental to the Shareholders’ relationship with Parent and Antero, prior to the effective date hereof.

1.3           Release of Unknown Claims.   The Parties acknowledge and agree that this release applies to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, that the Parties hereto now have or may acquire, and each Party hereto hereby waives application of California Civil Code Section 1542, and any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(a) Each Party hereto certifies that such party is aware of the provisions of California Civil Code Section 1542 which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b) The Parties understand and acknowledge the significance and consequences of the waiver of California Civil Code Section 1542; and that this release and waiver of California Civil Code 1542 is a significant material part of the consideration of entering into this Agreement. The Parties expressly acknowledge that this Agreement except for ongoing obligations set forth in the attached agreements, is intended to include a release, without limitation, of all claims, and acknowledges that the execution of this Agreement is entered into for the purpose of extinguishing any such claim or claims.

(c) The Parties further understand and acknowledge that if any party hereto, or such Parties respective officers, directors, employees, shareholders, attorneys, assigns, agents, representatives, predecessors and successors in interest, eventually discover additional damages or claims arising out of the facts and claims released herein, that Party will not be able to make any claim for any such losses or damages.  Furthermore, the Parties acknowledge that they intend these consequences even as to claims for losses or damages that may exist as of the date of this Agreement but which the Parties hereto do not presently know to exist, and which if known, would have materially affected the Party’s decision to execute this Agreement.

1.4           Claims Defined. The Parties understand and agree the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising and relating directly or indirectly out of any of the facts, acts, omissions, events, damages and/or injuries arising from or relating in any way to any litigation which is pending between the Parties, that have arisen, or may arise in the future, or from or relating directly or indirectly from any and all events or relationships between the Parties.   All such claims (including related fines, penalties, interest, attorneys’ fees and costs, rights of injunctive relief) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, fraud and deceit, negligent misrepresentation, conversion of labor, breach of partnership, intentional interference with business contract, breach of contract; or any other claim or cause of action; and regardless of the forum in which it might be brought.

2.           Agreements and Undertakings of the Parties. Concurrently with the execution of this Agreement, and as a conditioned precedent to the settlement of the Parties contemplated by this Agreement, the Parties shall enter into the following agreements and undertakings:

2.1           Cancellation of Parent Shares by Shareholders.

(a)           As a condition to Parent and Antero’s release of the Shareholders as set forth in Section 1.2 above, the Shareholders hereby agree and consent to the cancellation of aggregate of 13,173,839 shares of common stock of Parent held by the Shareholders’ as follows, and each Shareholder hereby waives any right, interest or claim in and to, said shares being cancelled under this Agreement

Shareholder Name	Shares Cancelled
Michael Sinnwell Jr.	3,065,201
Glenn Geller	2,695,637
Marla Beans	2,695,637
Tom Smith	2,021,728
Gaden Griffin	1,347,818
Greg Geller	1,347,818
Total	13,173,839

(b)           Authorization and Instructions to Transfer Agent. Upon the execution of this Agreement, the Shareholders shall deliver to Colonial Stock Transfer Co. (the “Transfer Agent”) of Parent, the original certificates representing the shares of Parent common stock set forth in Recital D above, representing , along with a copy of this Agreement, and the Shareholders by their signatures to this Agreement, hereby instruct and authorize the Transfer Agent to  effectuate the cancellation of the 13,173,839 shares as set forth in Section 2.1(a) above, and to deliver certificates representing the balance of 4,750,000 Shares (the “Retained Shares”), to the Shareholders as follows:

Shareholder Name	Balance Shares Retained
Michael Sinnwell Jr.	1,000,000
Glenn Geller	1,000,000
Marla Beans	1,000,000
Tom Smith	750,000
Gaden E. Griffin Family Trust	500,000
Greg Geller	500,000
Total	4,750,000

(c)           All certificates representing the Retained Shares will contain the following legend and any addition legend required pursuant to the terms of the Lock-Up Agreement set forth in Section 2.2 below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(d)           If any Shareholder fails to make the deliver the original certificate pursuant to Section 2.1(b) above with ten (10) days of the execution of this Agreement, then each Shareholder hereby authorizes the Transfer Agent without any further action or consent of such Shareholder, to cancel all shares held by such Shareholder as set forth in Recital D above, the result of which such Shareholder will not longer own of possess any shares of the Parent.

2.2           Execution of Lock-Up Agreement by Shareholders.   As a further condition to Parent and Antero’s release of the Shareholders as set forth in Section 1.2 above, the Shareholders each agree that Retained Shares shall be subject to the terms of, and shall concurrently herewith execute, a Lock-Up Agreement in the form attached hereto as Exhibit A.

3.           Representations, Warranties, Covenants and Acknowledgements of the Shareholders.

3.1           Each Shareholder hereby represents, covenants, confirms and acknowledges that:

(a)           such Shareholder is not relying upon any person, firm or corporation in making his decision to cancel his shares in Parent and that the decision to do so is for the benefit of the Shareholder, the Parent and Antero to resolve the disputes between them.

(b)           such Shareholder understands that the shares of common stock of Parent could appreciate in value considerably in the near term or otherwise in the future, that shares of Parent being cancelled could have a value greater than the current value, and notwithstanding such possibility each Shareholder desires to enter into this Agreement and cancel said shares, and enter into the Lock-Up Agreement pursuant to Section 2.2.

(c)           except for the shares of Parent which each Shareholder will retain as set forth in Section 2.1(b) above, each Shareholder hereby releases Parent and Antero, and waives any claims or actions with regard to the shares being cancelled pursuant to this Agreement.

(d)           such Shareholder represents and warrants that the Shares to be cancelled hereunder are owned by such Shareholder free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever.

(e)           such Shareholder represents and warrants that other than the shares of common stock of Parent held of record by such Shareholder as set forth in Recital D, above, each Shareholder does not own, directly or indirectly, of record or beneficially, any other shares of common stock of Parent, or any options, warrants or other rights to acquire any additional shares of Parent.

(f)           such Shareholder represents and warrants that they have the capacity to enter into this Agreement to consummate the cancellation of such shares of Parent, and to comply with the terms, conditions and provisions of his Agreement.

(g)           such Shareholder represents and warrants this Agreement constitutes the valid and binding obligations of each Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

(h)           neither the execution of this Agreement by the Shareholders or the consummation of the cancellation of the shares, or the execution of the Lock-Up Agreement (a) will result in the breach of any term or provision of, constitute a default under, or accelerate or change the performance otherwise required under, any agreement (including any loan agreement or promissory note), indenture, instrument, order, law or regulation to which the Shareholders are a party or by which the Shareholders are bound or (b) require the approval, consent, waiver, authorization or act of, or the making by such Shareholder of, any declaration, filing or registration with, any third party or any governmental authority.

(i)           such Shareholder agrees that no officer, director, shareholder, agent, or employee of Parent, Antero or the Transfer Agent, shall be liable to the Shareholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the cancellation of the shares by such Shareholder.

(j)           such Shareholder acknowledges that such Shareholder is freely and voluntarily entering into and executing this Agreement and the Lock-up Agreement after having been advised to seek separate independent counsel of such Shareholder’s choice for advice regarding this Agreement and any other legal rights pertaining to this Agreement.  Each Shareholder has either been apprised of all relevant information and legal rights by legal counsel of his own choice, or has voluntarily chosen not to seek separate independent counsel for advice regarding this Agreement.  In executing this Agreement each Shareholder does not rely on any inducements, promises, or representations made by the Parent or Antero, or any officer, director, shareholder, agent, attorney or representative of Parent or Antero, or any other party or person.

3.2           Shareholders’ Acknowledgment of Antero’s Intellectual and other Proprietary Rights.

Each Shareholder hereby acknowledges and reaffirms that any and all intellectual property, inventions, whether or not patentable, patent pending or registered under applicable patent, trademark and copyright laws, and any and applications therefor in the United States and other countries, works subject to patent, copyright and/or trademark protection, discoveries, designs, developments, ideas, processes, improvements, future inventions, formulas, techniques, know-how and data, made, conceived, reduced to practice, proto-type or working model or product, relating directly or indirectly or associated with any and all of Antero’s and its predecessors COA’s, or its subsidiaries, products and software including without limitation such any such product or software that has been in research in development, in-design, under development, manufactured, licensed or sold, are the sole and exclusive property of Antero.

4.           Representations, Warranties and Covenants of Parent and Antero

4.1           Authority.   Parent and Antero represent and warrant that they have all requisite power and authority to execute and deliver this Agreement, and any of the related agreements and documents, and to consummate any of the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action, and no other proceedings on the part of either Parent or Antero is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

5.           Notices.  All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to Parent, addressed to:
Anoteros, Inc.
Attn: Michael Lerma, CEO
6601 Center Drive West, Suite 500
Los Angeles, CA 90045

If to Antero, addressed to:
Antero Payment Solutions, Inc.
Attn: Michael Lerma, CEO
6601 Center Drive West, Suite 500
Los Angeles, CA 90045

If to the Shareholders, addressed to:
Their address of record with the Transfer Agent.

6.           Disclaimer of Liability. It is understood and agreed that this Agreement is a compromise of disputed claims, and that neither the mutual release specified above nor the negotiation of this settlement shall be considered as admissions of any liability whatsoever by anyone.  It is understood that the Parties deny, any past or present wrongdoing, and no wrongdoing shall be implied from any negotiations or entry into this Agreement.

7.           Payment of Costs and Expenses; Attorney’s Fees.  Each party hereto shall be responsible for the payment of its own costs, expenses and attorneys’ fees in conjunction with the matters referred to herein.  However, in the event litigation is commenced to interpret or enforce any of the provisions of this Agreement, to recover damages for the breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

8.           Further Assurances.  Each of the Parties to this Agreement agrees to perform such further acts and to execute and deliver any and all further documents that may reasonably be necessary or desirable to effectuate the purpose of this Agreement.

9.           Representation of Comprehension of Document, Undertakings and Representations and Warranties.

9.1           In entering into this Agreement, the Parties hereto represent that they have read the contents of this Agreement, that the terms of this Agreement have been explained to them by their attorney, that those terms are fully understood and voluntarily accepted by them, that they have relied upon the legal advice of their respective attorney, who is an attorney of their own choosing, and that hereafter no such party shall deny the validity of this Agreement on the ground that he, she or it did not have adequate advice of counsel.

9.2           Each party to this Agreement has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining thereto as it deems necessary.  In entering into this Agreement provided for herein, each party assumes the risk of any misrepresentation, concealment, or mistake.  If any party should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, such party shall not be entitled to any relief in connection therewith, including, without limitation on the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement.  This Agreement is intended to be and is final and binding between the parties hereto, regardless of any claims of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or of any other circumstance whatsoever.

9.3           Each party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein.  Nevertheless, it is the intention of the Parties to fully, finally, and forever settle and release all such matters and claims relative thereto, which do now exist, may exist, or heretofore have existed between them.  In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete mutual releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

10.           Entire Agreement.  This Agreement, together with Exhibits hereto constitute the entire written agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and with the exception of this agreements and instruments to be executed pursuant to the terms of this Agreement, there are no other agreements modifying its terms.  The terms of this Agreement can only be modified by a writing signed by all of the parties which expressly states that such modification is intended, and this Agreement cannot be amended by a partially or fully executed oral modification. Each of the Parties acknowledges that they have not executed the Agreement in reliance upon any collateral promise, representation or warranty, or in reliance upon any belief as to any fact not expressly recited herein.

11.           Governing Law; Venue.  This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and entered into in San Diego County, State of California and venue for any Proceeding as defined below, in connection with this Agreement shall be in San Diego County, California.

12.           Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waive trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

13.           Interpretation of Agreement. This Agreement shall not be construed against any party on the basis that his, her or its attorney drafted it as each Party and their respective legal counsel has had an opportunity to review, make comments, changes and modifications to the Agreement prior to its execution.

14.           Signature in Counterpart; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be sufficient for execution of this Agreement.

15.           Independent Advice of Counsel. The Parties hereto, and each of them, represent and declare that in executing this Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the Agreement by any representations or statements covering any matters made by any other party or that party’s representatives hereto.

16.           Successors.  This Agreement shall be binding upon the Parties and their heirs, representatives, administrators, successors and assigns, and shall inure to the benefit of the released parties and each of them, and to their heirs, representative, successors and assigns.

17.           Severability.  If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

18.           Exhibits. All of the Exhibits hereto are material provisions of this Agreement, and the terms of those Exhibits are expressly made part of this Agreement.

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IN WITNESS THEREOF, the undersigned have executed this Settlement Agreement and Mutual General Release.

ANOTEROS, INC.

Dated: May 8, 2012                                                             /s/Michael Lerma_________________________________
By: Michael Lerma
Its: President and CEO

ANTERO PAYMENT SOLUTIONS, INC.

Dated: May 8, 2012                                                             /s/Michael Lerma_________________________________
By: Michael Lerma
Its: President and CEO

SHAREHOLDERS

Dated: May 8, 2012                                                             /s/Michael Sinnwell Jr._____________________________
Michael Sinnwell Jr.

Dated: May 8, 2012                                                             /s/Glen Geller____________________________________
Glen Geller

Dated: May 8, 2012                                                             /s/Marla Beans___________________________________
Marla Beans

Dated: May 8, 2012                                                             /s/Tom Smith_____________________________________
Tom Smith

Dated: May 8, 2012                                                             /s/Greg Geller____________________________________
Greg Geller

Dated: May 8, 2012                                                             /s/Gaden Griffin___________________________________
Gaden Griffin, individually and in his capacity
as Trustee of Gaden E. Griffin Family Trust